Exhibit 99.1

FOR IMMEDIATE RELEASE For further information

Media Contact: Jay Fredericksen

904-357-9106

Investor Contact: Carl Kraus

904-357-9158

Rayonier Increases Earnings Estimates for Third Quarter and Full-Year

JACKSONVILLE, Fla., September 17, 2007 - Rayonier (NYSE:RYN) said today that it expects third quarter and full-year earnings will be above its previous projections, primarily due to the closing last week of a $46.6 million land sale.

On September 13, 2007, Rayonier closed on the sale of approximately 3,100 acres of rural property in west central Florida, to an industrial buyer. The transaction will contribute approximately $45 million in operating income, and after-tax earnings of about $43 million, or 54 cents per share, in the third quarter. The company noted, however, that the impact of the transaction was not expected to be fully incremental to prior third quarter or full-year earnings guidance, primarily due to a shift in the timing of other real estate transactions beyond 2007. Specifically, the company expects third quarter results to be between 83 and 88 cents per share. For the full year, roughly one-half of the transaction's earnings impact is expected to be incremental to prior guidance.

"Even before this land sale, we were on track for another year of very good earnings and cash flow due to our unique mix of businesses," said Lee M. Thomas, Chairman, President and CEO. "In particular, our Performance Fibers business continues to enjoy exceptionally strong markets, balancing current softness in timber markets caused by the housing slowdown. While demand for development properties has softened, this transaction is an example of the interest we continue to see in our extensive rural properties for a variety of uses, including industrial."

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.6 million acres of timber and land in the U.S. and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a Real Estate Investment Trust.

Statements in this press release regarding anticipated earnings, revenues and other statements relating to Rayonier's financial and operational performance are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: the cyclical and competitive nature of the forest products and real estate industries; fluctuations in demand for, or supply of, our performance fibers products, timber, wood products or real estate and entry of new competitors into these markets; changes in energy and raw material prices, particularly for our performance fibers and wood products businesses; changes in global market trends and world events, including those that could impact customer demand; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, and endangered species, that may restrict or adversely impact our ability to conduct our business; the lengthy, uncertain and costly process associated with the ownership or development of real estate, especially in Florida, which also may be affected by changes in law, policy and other political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; adverse weather conditions, including natural disasters, affecting our timberland and the production, distribution and availability of raw materials such as wood, energy and chemicals; our ability to identify and complete timberland and higher value real estate acquisitions; the geographic concentration of a significant portion of our timberland; changes in key management and personnel; interest rate and currency movements; our capacity to incur additional debt; changes in import and export controls or taxes; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; the ability to complete like-kind-exchanges of timberlands and real estate; changes in tax laws that could reduce the benefits associated with REIT status; and additional factors described in the company's most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

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